                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              JLM INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
     (5)  Total fee paid:

          -------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

     ------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------------
     (3)  Filing Party:

          -------------------------------------------------------------------
     (4)  Date Filed:

          -------------------------------------------------------------------

                          (JLM Industries, Inc. Logo)

                              JLM INDUSTRIES, INC.
                           8675 HIDDEN RIVER PARKWAY
                                TAMPA, FL 33637

September 8, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting (the "Meeting") of stockholders of JLM Industries, Inc. (the "Company"). The Meeting will be held October 21, 1998, at 11:00 a.m., Eastern Standard Time, at The Radisson Hotel, located at 10221 Princess Palm Avenue, Tampa, Florida, 33610.

     The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors and a proposal to ratify the appointment of the Company's independent certified public accountants.

     It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed Proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your Proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

     If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares, and you present this power of attorney or Proxy at the Meeting.

     On behalf of the Board of Directors and management of the Company, I want to thank you for your support and confidence in us and I look forward to greeting you personally at the Meeting.

                                          Sincerely,

                                          /s/ John L. Macdonald

                                          John L. Macdonald
                                          Chairman of the Board and
                                          Chief Executive Officer

                              JLM INDUSTRIES, INC.
                           8675 HIDDEN RIVER PARKWAY
                                TAMPA, FL 33637
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON WEDNESDAY, OCTOBER 21, 1998

     Notice is hereby given that the Annual Meeting of stockholders of JLM Industries, Inc. (the "Company"), a Delaware corporation, will be held at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610, on October 21, 1998, at 11:00 a.m., Eastern Standard Time (the "Meeting") for the following purposes:

          1. To elect the Directors to serve until the next Annual Meeting of stockholders in 1999;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998; and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. Stockholders of record at the close of business on September 7, 1998, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

     All Stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign, date and return the enclosed Proxy promptly in the envelope provided to ensure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting if your shares are held in street name by a brokerage firm unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares, and you present this power of attorney or Proxy at the Meeting.

     Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or broker statement evidencing your beneficial ownership of Company stock as of the record date, September 7, 1998.

                                          By Order of the Board of Directors

                                                  /s/ Michael J. Molina
                                          Michael J. Molina
                                          Vice President and Secretary

Tampa, Florida
September 8, 1998

                              JLM INDUSTRIES, INC.
                           8675 HIDDEN RIVER PARKWAY
                                TAMPA, FL 33637
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement is furnished by the Board of Directors and management of JLM Industries, Inc., (the "Company") in connection with the solicitation of proxies to be voted at the Company's 1998 Annual Meeting of Stockholders, which will be held at 11:00 a.m. Eastern Standard Time on Wednesday, October 21, 1998, at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610 (the "Meeting). The Meeting is the Company's first annual meeting of stockholders since the completion of its initial public offering of Common Stock on July 24, 1997 (the "Offering").

     Any Proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the Proxy, at any time before it is exercised, by delivering a signed revocation to the Company, by submitting a later-dated Proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending Proxy materials to the actual beneficial owner and obtaining their proxies.

     The approximate date on which this Proxy Statement and enclosed form of Proxy has been first mailed to shareholders is September 16, 1998.

     The Company has common stock with a par value $.01 per share (the "Common Stock") that is the only outstanding voting security of the Company. All votes will be tabulated by employees of Boston Equiserv, the Company's transfer agent for the Common Stock, whose representatives will serve as inspectors of elections.

     The close of business on Monday, September 7, 1998, has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting (the "Stockholders"). As of September 7, 1998, 7,109,998 shares of the Company's Common Stock were issued and outstanding, each of which is entitled to one vote. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on Monday, September 7, 1998, on all matters that come before the Meeting.

1. ELECTION OF DIRECTORS

     There are currently seven seats on the Board of Directors of the Company, with no vacancies. Directors are elected to their positions until the next annual meeting of stockholders, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The Board of Directors recommends that six of the current Directors be re-elected at the Meeting to hold office until the Company's next Annual Meeting of Stockholders in 1999, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.

     The seventh Director, J. Robert Mehall has resigned effective as of the date of the 1998 Annual Meeting of Stockholders. The Board of Directors is currently searching to fill the vacancy and when the Board identifies a qualified candidate who is willing to accept the position, the Board will nominate such candidate. The Board of Directors has nominated the following six persons to stand for re-election at the 1998 Annual Meeting of Stockholders:

                            John L. Macdonald
                            Thaddeus J. Lelek
                            Wilfred J. Kimball
                            Frank A. Musto
                            Roger C. Kahn
                            Jerry L. Weinstein

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF MESSRS. MACDONALD, LELEK, KIMBALL, MUSTO, KAHN AND WEINSTEIN AS DIRECTORS, TO SERVE TERMS AS DESCRIBED ABOVE. For further information on such nominees see "MANAGEMENT -- Directors and Executive Officers" and "Security Ownership of Management and Others."

     The nominees that receive a majority of the votes cast by the shares entitled to vote at the Meeting shall be elected. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors.

     The proposed nominees for election as Directors are willing to be elected as such. In the event any of the nominees should be unable to serve, which is not anticipated, proxies may be voted for such other person or persons for the office of Director as the Board of Directors may select.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the Directors, nominees for Directors and executive officers and of the Company and the positions they hold with the Company listed herein. Executive officers serve at the pleasure of the Board of Directors.

                                                                                        DIRECTOR
DIRECTORS AND EXECUTIVE OFFICERS         AGE                  POSITIONS                  SINCE
--------------------------------         ---                  ---------                 --------
John L. Macdonald......................  54    President, Chief Executive Officer
                                                 & Director                               1986
Thaddeus J. Lelek......................  48    Vice President & Director                  1997
Wilfred J. Kimball.....................  59    Vice President & Director                  1997
Frank A. Musto.........................  41    Vice President, Chief Financial Officer
                                                 & Director                               1997
John T. White..........................  68    Vice President & General Counsel
Michael J. Molina......................  46    Vice President -- Tax and Audit
                                                 & Secretary
Linda L. Sato..........................  37    Vice President & Treasurer
Roger C. Kahn..........................  46    Director                                   1997
Jerry L. Weinstein.....................  62    Director                                   1997

     John L. Macdonald founded the Company in April 1986, and has served as the President, Chief Executive Officer and a Director of the Company throughout its history. Mr. Macdonald also co-founded Gill and Duffus Chemical, Inc. in 1978 and served as its President and Chief Executive Officer until the conclusion of a leveraged buyout in 1983, in which Gill and Duffus Chemical, Inc. merged with the Steuber Company, Inc. Mr. Macdonald received a B.A. from Colorado College and has more than 28 years experience in the chemical industry.

     Thaddeus J. Lelek has been with the Company since its formation in 1986, serving in a variety of senior marketing positions. In 1986, he was elected Vice President of JLM Marketing. Mr. Lelek has more than 28 years of experience in the chemical industry. Mr. Lelek is principally responsible for formulating and implementing the Company's marketing strategies and programs for North American sales. From 1983 to 1986, Mr. Lelek was also responsible for marketing in North America for Steuber Company, Inc., and from 1980 to 1983, Mr. Lelek headed up the national sales effort for distribution for Gill and Duffus Chemicals, Inc. Mr. Lelek was also employed in various capacities, including National Sales Manager for certain products, for Gulf Oil Chemicals, Inc., from 1970 to 1979. Mr. Lelek graduated with a B.S. in Chemical Engineering from Worchester Polytechnic Institute.

     Wilfred J. Kimball was hired as Vice President of JLM Chemicals and Vice President of the Company following the acquisition by the Company in 1995 of the Blue Island Plant from BTL Specialty Resins Corp. ("BTL Corporation"). Mr. Kimball is primarily responsible for the operation of the Company's Blue Island Plant. In addition, he is responsible for the operations of JLM Terminals and the day-to-day direction of certain of the Company's sales force and support staff. From 1990 to 1995, Mr. Kimball was President of BTL Corporation and in this capacity was primarily responsible for the Blue Island Plant. From 1985 to 1990, Mr. Kimball served in various executive capacities with BTL Corporation, including Vice President of Manufacturing and Engineering, and President of Plyophen Chemicals, a division of BTL Corporation. Prior to 1985, Mr. Kimball served for 22 years in various capacities with Union Carbide Canada LTD. Mr. Kimball received a B.S. in Chemical Engineering from the University of Brunswick.

     Frank A. Musto has been with the Company since its formation in 1986. Mr. Musto was elected Vice President and Chief Financial Officer in 1994. Mr. Musto is principally responsible for the Company's banking relationships, current cash management systems, and investment of excess funds. Prior to joining the

Company, from 1979 to 1981, and from 1983 to 1985, Mr. Musto was the Marine Accountant, Controller and Treasurer for the Steuber Company, Inc. From 1981 to 1982, Mr. Musto was the controller for Amerpol International, New York City, a custom house broker, freight forwarder, and agent for the government-controlled fishing fleet in Poland. Mr. Musto graduated from Bernard M. Baruch College with a B.B.A. in Accounting.

     John T. White has served as Vice President and General Counsel of the Company since 1990. Mr. White is the Company's chief legal officer and is principally responsible for the legal affairs of the Company and its consolidated subsidiaries. From 1987 to 1989, Mr. White was Senior Vice President for Paribas Corporation, a North American investment banking firm. From 1970 to 1987, Mr. White was partner with the New York City law firm of Wender, Murase and White. From 1962 to 1970, Mr. White was a partner in the international law firm of Baker & McKenzie, resident in the firm's New York City office. Mr. White received a bachelor's degree from Harvard College, a Juris Doctorate from Columbia and an L.L.M. from New York University.

     Michael J. Molina joined the Company in 1986 as Controller. In 1995, he was promoted to his current position as Vice President -- Tax and Audit. Mr. Molina is primarily responsible for taxes, audits and management information systems. From 1992 to 1995, Mr. Molina served as Vice President of Administration. Mr. Molina received a B.A. from John Hopkins University and an M.B.A. from Pace University.

     Linda L. Sato has been employed by the Company since 1986 when she was hired as the Company's Assistant Controller. In 1994, she was appointed Vice President and Controller. In 1996, Ms. Sato was promoted to Vice President and Treasurer. Ms. Sato graduated from the University of Connecticut with a B.A. in Accounting.

     Roger C. Kahn has been a Managing Director of Oppenheimer & Co., Inc., in investment banking since 1989, and is currently the head of its Industrial Products Group.

     Jerry L. Weinstein served as Vice President of Owens Corning -- Specialty & Foam Products Division since 1994. From 1980 until 1994, Mr. Weinstein was President and Chief Executive Officer of UC Industries, Inc., an independent manufacturer of plastic products for the building materials industry.

     None of the executive officers or directors is related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors held two formal meetings during 1997. Each of the incumbent Directors attended at least 75% of the aggregate of all meetings of the Board and all committees of which he was a member. All other actions during such year were accomplished through unanimous written consents without a meeting of the then existing Directors.

     The Board of Directors has a standing Audit Committee and Compensation Committee; it does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See "Stockholder Proposals For Presentation at the 1999 Annual Meeting" for further information.

     The Audit Committee was formed shortly after the Offering and held one meeting in 1997. The Audit Committee consists of Directors, Kimball, Kahn and Weinstein. Mr. Mehall was a member of the Audit Committee until March 31, 1998, when Mr. Mehall announced his intent to resign as a member of the Board of Directors effective as of the date of the 1998 Annual Meeting of Stockholders. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit, and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

     The Compensation Committee was formed shortly after the Offering and held one meeting in 1997. The Compensation Committee consists of Directors, Messrs. Kahn and Weinstein. The Compensation Committee's principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers and perform other duties prescribed by the Board with respect to employee stock plans and benefit programs.

     See "CERTAIN TRANSACTIONS" for additional information on certain members of management.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. The Company did not become subject to such requirements until the Offering. To the Company's knowledge, based solely upon a review of the forms, reports, and certificates furnished to the Company by such persons, all such reports were filed on a timely basis; except that John L. Macdonald filed an amendment to Form 4 to report a previous unreported purchase of 300 shares of the Company's common stock by Mr. Macdonald's wife.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 7, 1998, for
(i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each Director of the Company, (iii) each of the Named Executive Officers and (iv) all officers and Directors as a group. The persons named in the table have sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such persons has the right to acquire within 60 days after such date.

                                                                 AMOUNT
                                                                  AND
                                                               NATURE OF      PERCENT
                                                              BENEFICIALLY      OF
NAME OF BENEFICIAL OWNER                                        OWNED(1)       CLASS
------------------------                                      ------------    -------
John L. Macdonald...........................................   4,330,614(2)    61.2
Maxwell Stolzberg...........................................   4,124,608(2)    58.4
Thaddeus J. Lelek...........................................      25,000(3)       *
Wilfred J. Kimball..........................................      12,000(3)       *
Frank A. Musto..............................................      25,000(3)       *
John T. White...............................................       6,000(4)       *
Roger C. Kahn...............................................       1,000(5)       *
J. Robert Mehall............................................       1,000(5)       *
Jerry L. Weinstein..........................................       1,000(5)       *
All Directors and Executive Officers as a Group (10
  persons)..................................................   4,430,560(6)    61.6

---------------

  * Less than one percent
(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
(2) Of the shares shown for Mr. Macdonald and Mr. Stolzberg, as Trustee, 4,124,608 shares are held of record by an Irrevocable Trust of which Mr. Stolzberg is Trustee and Mr. Macdonald is the grantor and sole beneficiary. Under terms of the Irrevocable Trust, Mr. Stolzberg, as Trustee, has the full and exclusive right and power to vote and dispose of all shares of the Common Stock held by the Irrevocable Trust. However, as a result of Mr. Macdonald's right to terminate the Irrevocable Trust by providing written notice at certain specified times and acquire beneficial ownership of the shares of Common Stock held by the Irrevocable Trust, Mr. Macdonald and the Trustee may be deemed to share voting and investment control with respect to the shares of Common Stock held by the Irrevocable Trust. For Mr. Macdonald, the number of shares include 167,040 shares of Common Stock held by two irrevocable trusts created for the benefit of Mr. Macdonald's children for which Mr. Macdonald disclaims beneficial ownership. Additionally, Mr. Macdonald's shares include 41,666 shares deemed to be beneficially owned by Mr. Macdonald by virtue of certain stock options that are currently exercisable.
(3) For each of Messrs. Lelek, Kimball and Musto, the number of shares shown includes 10,000 shares deemed to be beneficially owned by each such officer by virtue of certain stock options that are currently exercisable.
(4) The number of shares shown includes 5,000 shares deemed to be beneficially owned by Mr. White by virtue of certain stock options that are currently exercisable.
(5) For each of Messrs. Kahn, Mehall and Weinstein, the number of shares shown includes 1,000 shares deemed to be beneficially owned by them by virtue of certain stock options that are currently exercisable. Mr. Mehall has resigned as a Director of the Company effective as of the date of the 1998 Annual Meeting of Stockholders.
(6) The number of shares shown includes, in addition to the options held by the officers and Directors named in the table, an additional 10,000 shares deemed to be beneficially owned by two other executive officers not shown in the table that are currently exercisable.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the years ended December 31, 1996 and 1997 for each of the named executive officers (as defined under applicable Securities and Exchange Commission Rules) of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                ---------------------
                                     ANNUAL COMPENSATION(1)     RESTRICTED
                                   --------------------------     STOCK                    ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     AWARDS#(2)   OPTIONS#   COMPENSATION(2)
---------------------------        ----   --------   --------   ----------   --------   ---------------
John L. Macdonald(3).............  1997   $401,541   $200,000         --     125,000        $17,056
  President and CEO                1996    168,486    250,000         --          --          9,486
Thaddeus J. Lelek(3).............  1997    129,803     12,500     15,000      30,000          3,588
  Vice President                   1996    108,333     10,000         --          --             --
Wilfred J. Kimball(3)............  1997    136,437     22,000      2,000      30,000         15,266
  Vice President                   1996    135,483     15,000         --          --         39,141
Frank A. Musto(3)................  1997    121,274     27,000     15,000      30,000         15,841
  Vice President and
  Chief Financial Officer          1996     91,683     26,000         --          --          9,500
John T. White(3).................  1997    114,462     27,500         --      15,000         11,888
  Vice President and               1996    113,866     27,500         --          --             --
  General Counsel

---------------

(1) The Company was not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in 1995. Accordingly, information with respect to 1995 is not required to be disclosed. Other Annual Compensation consisting of perquisites does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules and the column has therefore been deleted.
(2) The aggregate restricted stock holdings and value of such holdings at December 31, 1997 for Mr. Lelek were 15,000 shares and $153,750, respectively; for Mr. Kimball were 2,000 shares and $20,500, respectively, and for Mr. Musto were 15,000 and $153,750, respectively. The shares of restricted stock granted to Messrs. Lelek, Kimball and Musto are subject to a substantial risk of forfeiture which lapses as to one-quarter of the shares each January 1st, commencing on January 1, 1998. Dividends on all restricted shares issued to the named executive officers are paid at the same rate as paid to all stockholders. The Company currently intends to retain all future earnings for the development of its business and does not anticipate paying cash dividends for the foreseeable future.
(3) Amounts in 1997, for Mr. Macdonald consists of $9,500 contributed to the Company's Defined Contribution Plan and $7,556 which is the dollar value, on a term loan approach, of the benefit to Mr. Macdonald of the $248,941 premium paid by the Company during 1997 for a split-dollar life insurance plan covering Mr. Macdonald and his wife. Under the terms of the split dollar life insurance agreement, the Company has the right to recover all of the premiums paid by the Company under the agreement. Amounts in 1997 for Mr. Lelek consists of the amounts contributed by the Company to the Company's Defined Contribution Plan. Amounts for Mr. Kimball in 1997 consists of $6,000 car allowance and $9,266 contributed by the Company to the Company's Deferred Plan. Amounts for Mr. Musto in 1997 consist of $7,200 of car allowance and $8,066 contributed by the Company to the Company's Deferred Plan. Amounts for Mr. White in 1997 consists of a car allowance.

     The Company anticipates that it will pay compensation in excess of $100,000 to both the Chief Executive Officer and Chief Financial Officer for the year ended December 31, 1998.

STOCK OPTION GRANTS

     The following table summarizes certain information concerning stock options granted during fiscal year 1997 to the Named Executive officer:

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                                                                     APPRECIATION
                                            INDIVIDUAL GRANTS                       FOR OPTION TERM
                           ---------------------------------------------------   ---------------------
                                         % OF TOTAL
                                          OPTIONS       EXERCISE
                                         GRANTED TO     OR BASE
                            OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION
NAME                       GRANTED(#)   FISCAL YEAR    ($/SHARE)       DATE       5% ($)      10% ($)
----                       ----------   ------------   ----------   ----------   ---------   ---------
John L. Macdonald........   125,000          30%          $10        07/23/07     345,000     763,750
Thaddeus J. Lelek........    30,000           7            10        07/23/07      82,800     183,300
Wilfred J. Kimball.......    30,000           7            10        07/23/07      82,800     183,300
Frank A. Musto...........    30,000           7            10        07/23/07      82,800     183,300
John T. White............    15,000           4            10        07/23/07      41,400      91,650

     The following table provides information regarding the exercise of stock options during fiscal year 1997 and stock options held as of the end of fiscal year 1997 by the Named Executive Officers:

                           AGGREGATED OPTION EXERCISE
                        AND YEAR END OPTIONS VALUE TABLE

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS                       OPTIONS
                                 SHARES                        AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                                ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                           ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -----------   -------------
John L. Macdonald............       0            $0             0           125,000          $0           $31,250
Thaddeus J. Lelek............       0             0             0            30,000           0             7,500
Wilfred J. Kimball...........       0             0             0            30,000           0             7,500
Frank A. Musto...............       0             0             0            30,000           0             7,500
John T. White................       0             0             0            15,000           0             3,750

---------------

(1) This represents the amount by which the fair market value of the Company's Common Stock of $10.25 per share as of December 31, 1997 exceeded the exercise price of the options held by the Named Executive Officers.

     The information contained in the following sections entitled "Report of the Compensation Committee" and "Performance Graph" are not deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation A under the Securities Act of 1933, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

REPORT OF THE COMPENSATION COMMITTEE

     The following report was prepared as of the date of this Proxy statement by Directors Kahn and Weinstein, as the members of the Company's Compensation Committee that was formed after the Company's July 24, 1997, Offering.

     The duties of the Compensation Committee (the "Committee") include the review of compensation levels of the Company's executive officers, the evaluation of the performance of the executive officers and the administration of any stock-based compensation plans except the Non-Employee Directors' Stock Plan.

     The Compensation Committee as originally formed on September 12, 1997 consisted of Messrs. Roger C. Kahn, J. Robert Mehall and Jerry L. Weinstein, the three outside Directors. On March 31, 1998, Mr. Mehall announced his intention to resign as a member of the Board of Directors and consequently resigned as a member of the Compensation Committee. Prior to September 12, 1997, the date of formation of the Compensation Committee, all compensation decisions and actions relating to the executive officers of the Company were made and taken by the Company's Board of Directors. Accordingly, with respect to compensation for 1997 for the Company's executive officers, including the Chief Executive Officer, the Compensation Committee's involvement was limited in that it only reviewed and approved compensation to be paid after December 31, 1997.

  General Policies

     The Company's executive compensation system, which is set by the Compensation Committee, is intended to attract, retain and motivate high quality executives with market and performance based compensation packages that reward the achievement of specific financial goals and the enhancement of stockholder value. The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interests.

     In evaluating the performance of executive officers, the Compensation Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Compensation Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present. The Compensation Committee will review with the Board of Directors in detail all aspects of compensation for the executive officers. The Compensation Committee has access to independent compensation data and may, from time to time in the future, consult with an outside compensation consultant.

     The key elements of the Company's executive officers' compensation in fiscal 1997 consisted principally of (1) base salary, (2) potential bonuses based on overall Company performance for the Company's Chief Executive Officer, Chief Financial Officer and all of the executive officers, and based in part on overall Company performance and in part on specific performance criteria keyed to areas of responsibility for each of the non-executive officers and (3) the award of stock options and restricted stock under the 1997 Long-Term Incentive Plan that is designed to give certain of the officers and other employees the opportunity to be awarded long-term, stock-based incentives.

     The Compensation Committee's policies with respect to each of these elements are discussed below, including the basis for the compensation awarded in fiscal 1997 to John L. Macdonald, the Company's Chief Executive Officer and President. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

  Base Salary

     Each officer's base salary is reviewed annually. The specific base salaries are based upon the Chief Executive Officer's subjective determination of appropriate salary levels, taking into consideration the scope of responsibility, experience, Company and individual performance, as well as pay practices of other companies relating to executives with similar responsibility. The Chief Executive Officer then makes recommendations to the Compensation Committee, which is responsible for approving or disapproving those recommendations.

     With respect to the base salary of John L. Macdonald in fiscal 1997, consideration was given to a comparison of base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performances of Mr. Macdonald. Mr. Macdonald was granted a base salary of $400,000 for fiscal 1997 that was a significant increase from his base salary for fiscal 1996. The significant increase in the base salary was reflective of the desire to reward improved overall performance of the Company.

     As indicated above, for 1997, the base salaries were initially established by the Board of Directors. The Compensation Committee reviewed these established base salaries and taking into account the Chief Executive Officer's recommendations, concluded that such levels were appropriate and consistent with the general compensation policies of the Company.

  Annual Bonus Program

     The Compensation Committee believes that an executives' performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. The fiscal year 1997 annual bonus plan for the Chief Executive Officer and President is directly tied to annual operating income and is earned based on the Company's ability to achieve growth in operating income from year to year. The Company's incentive compensation for executive officers other than the CEO and President is somewhat discretionary under the Company's annual bonus program, but through objective overall performance criteria established under the program, bonuses are expected to be paid based on current year's performance. The fiscal year 1997 annual bonus plan for all executive officers was directly tied to growth in net income. Under the bonus program in fiscal 1997 for these executive officers who held these positions during fiscal 1997, determinations as to payment of bonuses were made annually by the CEO and approved by the Compensation Committee. The bonus for each of these officers was based on a pool of 5 percent of the Company's annual net income of which 30 percent is allocated to the executive officers.

Under the bonus program, the amount of the base bonus is adjusted downward if and to the extent the goals are not achieved and is increased if and to the extent the goals are exceeded.

  Long-Term Compensation

     The Compensation Committee awards stock options under the 1997 Long-Term Incentive Plan to executive officers, other members of management and key individual contributors. Generally, the Chief Executive Officer will recommend the number of options to be granted and will present this number along with appropriate supporting data to the Compensation Committee for its review and approval. Options are granted at fair market value on the date of grant and therefore any value that ultimately accrues to employees under such options is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock. These options generally vest 33% a year beginning after the first year and have a 10-year duration.

     Stock option grants are designed to retain key employees, by ensuring that each has a continuing stake in the long-term success of the Company, and to provide an incentive for employees to improve the return to stockholders. In fiscal 1997, the Compensation Committee awarded 230,000 stock options to its executive officers and 181,500 to all other employees. The grants were based on their respective responsibilities, their relative positions in the Company and their respective contributions to the Company's financial performance.

  Other

     The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1997 adequately reflect the Company's compensation goals and policies.

     No member of the Compensation Committee is a former or current officer of the Company.

                                          COMPENSATION COMMITTEE:

                                          Roger C. Kahn

                                          Jerry L. Weinstein

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock for the period from July 24, 1997 (the date of the Company's Initial Public Offering), to December 31, 1997, with the cumulative total return on the Center for Research in Security Prices ("CRSP") Index for the S&P 500 (U.S. Companies) and the CRSP Index for a Peer Group (1) for the same period. The graph assumes the investment of $100 on July 24, 1997 and the investment of any dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                        JLM
               MEASUREMENT PERIOD                    INDUSTRIES         S&P 500             PEER
             (FISCAL YEAR COVERED)                      INC              INDEX             GROUP
23JUL97                                                     100.00            100.00            100.00
DEC97                                                       102.50            104.37             96.95

---------------

(1) The Peer Group comprises publicly traded companies that are engaged in principally or in significant part in the marketing, distribution and or manufacturing of certain commodity chemicals, principally acetone and phenol. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a Peer Group average. The members of the Peer Group are Aceto Corporation, Georgia Gulf Corporation, Great Lakes Chemical Corporation, Hanna M.A. Company and Rexene Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee until shortly after the Company's Offering in July 1997. As a result, for the past fiscal year ending December 31, 1997, executive compensation was determined by the Company's Chief Executive Officer, John L. Macdonald. The current members of the Company's Compensation Committee are Mr. Kahn and Mr. Weinstein. Messrs. Kahn and Weinstein were appointed to the Committee at the time such individuals joined the Board of Directors following the Company's Offering. Neither Mr. Kahn nor Mr. Weinstein has, at any time, been an officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     JLM Stables, Inc., a subsidiary of the Company, operated a horse farm in Ocala, Florida and in connection herewith, leased from John L. Macdonald, 100 acres of land consisting of riding areas and grazing pasture, a stable building and farm manager's house. Pursuant to the lease, JLM Stables, Inc. paid certain costs associated with owning and operating the leased property including utilities, maintenance and insurance. In 1995 and 1996, the Company's total rental payments to Mr. Macdonald were $48,000 per year. Effective November 1, 1996, the Company entered into a new three-year lease with Mr. Macdonald, providing for rental payments of $4,000 per month. In December 1996, the Company made a decision to terminate its involvement with the horse farm business, and is taking steps to sell all assets used in those activities. In connection with the termination of the horse farm operations, Mr. Macdonald purchased certain horses from the Company for an aggregate purchase price of approximately $324,000 and terminated the lease effective April 30, 1997.

     On November 19, 1996, Mr. Macdonald loaned the Company approximately $941,000. The loan is unsecured, bears interest at the prime rate, currently 8.5%, compounded annually and matures on January 1, 1999. As of December 31, 1997, the unpaid principal balance of the loan was approximately $905,000. During 1995 and 1996, the Company was indebted to Mr. Macdonald on an open account basis for approximately $886,000 and $905,000, respectively. All such indebtedness was repaid prior to entering into the November 1996 loan transaction.

     In 1995 and 1996, the Company purchased approximately $479,000 and $319,000, respectively, of chemical products from Kemlink JV, a New York joint venture partnership owned 50.0% by Kemlink, L.L.C., a Delaware limited liability company of which Mr. Macdonald is a 97.0% owner. All purchases in 1995 and 1996 were at prices comparable to those paid to unrelated parties. In addition, during these years, the Company sold approximately $1.6 million and $1.3 million, respectively, of chemical products to Kemlink JV. Effective December 31, 1996, the Company ceased doing business with Kemlink JV, which was terminated by its partners, and Kemlink, L.L.C.

     The Company's Spanish distributor is Chemical Trading, S.L. ("CTSL"), which is owned 100.0% by Eduardo Delgadillo, a stockholder of the Company. The Company and CTSL have an arrangement pursuant to which the Company pays CTSL's operating expenses. The Company treats the difference between such payments and the amount of commissions and other amounts due to CTSL as a loan. Under such arrangement CTSL was indebted to the Company for approximately $569,000 and $322,000, as of December 31, 1995 and 1996, respectively, and approximately $421,000 as of March 31, 1997. Such indebtedness is carried on an open account basis and during 1996, approximately $522,000 was repaid without interest through the sale at fair market value to the Company by Mr. Delgadillo of 48 shares (267,264 shares after giving effect to the stock split in July 1997) of the Company's Common Stock (representing approximately 5.1% of the issued and outstanding shares of Common Stock at such date) owned by him. During the period from 1994 to 1996, Mr. Delgadillo was the beneficial owner of between 9.9% and 4.8% of the Company's outstanding Common Stock.

     In 1995, 1996 and 1997, the Company leased certain office space from Aurora, a Texas corporation of which John L. Macdonald is an 80% stockholder. Aurora markets certain solvent chemicals, primarily phenol, benzene, and acetone. The lease is on a month to month basis with a rental of $2,100 per month. In 1995, 1996 and 1997, lease payments were approximately $25,000, $25,000 and $12,600, respectively. The lease with Aurora was terminated upon consummation of the purchase by the Company of all of the common stock of Aurora. In 1995, 1996 and 1997, the Company sold approximately $5.6 million, $1.4 million and $0.4 million, respectively, of chemical products to Aurora.

     The Company entered into an Agreement for Sale and Purchase of Common Stock held by Mr. Macdonald and an unrelated third party to purchase for a total purchase price of approximately $1.25 million all of the issued and outstanding shares of Aurora. Under the terms of the agreement, the Company purchased Mr. Macdonald's ownership interest in Aurora for a $1.0 million promissory note that matures on June 1, 2002 and bears interest at a rate of 10.0% per annum. The other shareholder received consideration of $250,000 for the purchase of his ownership interest. Of such amount, $150,000 was paid at closing in cash and

$100,000 was paid by a three year promissory note which bears interest at the prime rate and is payable in three equal annual installments.

     In 1995, 1996 and 1997, the Company leased chemical tank railcars from Phoenix, a Connecticut corporation of which the sole stockholder is John L. Macdonald. The Company made payments in 1995, 1996 and 1997 to Phoenix in respect of such leases of approximately $162,000, $203,000 and $6,000, respectively. The Company entered into an Agreement for Sale and Purchase of Common Stock with Mr. Macdonald to purchase for a total purchase price of $500,000 all of the issued and outstanding shares of Phoenix. Under the terms of the agreement, the Company purchased Mr. Macdonald's ownership interest in Phoenix for $500,000, of which $250,000 was offset against advances owed to the Company by Mr. Macdonald and $250,000 paid by means of a promissory note that matures on June 1, 2002 and bears interest at a rate of 10.0% per annum.

     The Company believes that each of the certain transactions described above were on terms no less favorable to the Company than those which could have been obtained in arm's length transactions with unaffiliated third parties. However, except as indicated above, the Company did not obtain independent objective information to support its belief in this respect. After the consummation of the Offering, the Company will not enter into any transaction with any officer, director or stockholder except on terms that are no less favorable to the Company than those which could be obtained in an arms-length transaction with an unaffiliated party unless the approval of a majority of disinterested directors is obtained.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
   ACCOUNTANTS

     The Company has engaged the firm of Deloitte & Touche LLP, independent public accountants, to report upon the consolidated financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to any questions from those in attendance. The Company has appointed Deloitte & Touche LLP to report upon its 1998 consolidated financial statements, subject to ratification of such appointment by the Stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's By-laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the Stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

     The affirmative vote of the holders of a majority of the shares represented, in person or by Proxy, and entitled to vote at the Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded.

                                 OTHER BUSINESS

     Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                           STOCKHOLDER PROPOSALS FOR
                    PRESENTATION AT THE 1999 ANNUAL MEETING

     The Board of Directors requests that any stockholder proposals intended for presentation at the 1999 Annual Meeting be submitted to Michael J. Molina, Secretary, in writing no later than May 19, 1999, for consideration for inclusion in the Company's Proxy materials for such meeting.

     The Company's By-laws and Restated Certificate of Incorporation require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a director nomination must be set forth (i) certain information about the nominee, (ii) the consent of the nominee to serve as a director, if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder intends to appear in person or by Proxy at the meeting to nominate the persons named and (vii) certain other information.

     The complete By-law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                          By Order of the Board of Directors

                                          /S/ Michael J. Molina
                                          Michael J. Molina
                                          Secretary

Tampa, Florida
September 8, 1998

                                                                    APPENDIX


                              JLM INDUSTRIES, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 21, 1998

The undersigned, a stockholder of JLM INDUSTRIES, INC. (the "Company"), does hereby appoint Frank A. Musto and John T. White and each of them acting individually, as the attorneys and proxies of the undersigned, with power of substitution, for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610 at 11:00 a.m., Eastern Standard Time, on October 21, 1998 and any adjournment or adjournments thereof (the "Annual Meeting"), to represent the undersigned at the Annual Meeting, and there to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting, in any manner and with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated September 8, 1998 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as follows on the reverse side.

The shares represented by this Proxy will be voted only if this Proxy is properly executed and timely returned. In that event, such shares will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the nominees for Director, FOR the proposal to ratify Deloitte & Touche LLP as the Company's independent auditors and for other matters that may properly come before the Annual Meeting.

------------------------------------------------------------------------------
    PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.
------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

------------------------------------      ------------------------------------

------------------------------------      ------------------------------------

------------------------------------      ------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

------------------------------------------------------------------------------
                              JLM INDUSTRIES, INC.
------------------------------------------------------------------------------

The Board of Directors recommends voting FOR the following proposals:

1. Election of Directors:

   John L. Macdonald       Frank A. Musto
   Thaddeus J. Lelek       Roger C. Kahn
   Wilfred J. Kimball      Jerry L. Weinstein

                  For All Nominees   Withhold   For All Except
                        [ ]             [ ]          [ ]

   NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee(s).

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998.

                        For           Against      Abstain
                        [ ]             [ ]          [ ]

3. Other Matters. The proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.


Mark box at right if an address change or comment
has been made on the reverse side of this card.      [ ]

RECORD DATE SHARES:



The undersigned acknowledges receipt of (1) the Company's 1998 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated September 8, 1998 relating to the Annual Meeting. The undersigned does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

Please be sure to sign and date this Proxy.

Date
     ----------------------------

------------------------------------------------------------------------------
Stockholder sign here                        Co-owner sign here

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